Exhibit 10.9

SUPERIOR ESSEX INC.

LONG-TERM INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE 1 ESTABLISHMENT OF PLAN		1
1.1	Background	1
1.2	Purpose	1
1.3	Effective Date	1
ARTICLE 2 DEFINITIONS		1
2.1	Definitions	1
ARTICLE 3 ADMINISTRATION		4
3.1	Committee	4
3.2	Authority of Committee	4
3.3	Decisions Binding	4
ARTICLE 4 ELIGIBILITY		4
4.1	Eligibility	4
ARTICLE 5 OPERATION OF THE PLAN		5
5.1	Plan Structure	5
5.2	Designation of Participants	5
5.3	Establishment of Target Awards	5
5.4	Performance Objectives	5
5.5	Crediting, Vesting and Settlement of Performance Shares	5
5.6	Determination of Performance	6
5.7	No Dividend Equivalents	6
5.8	Terminations of Employment	6
5.9	Recoupment Policy	6
5.10	Effect of Acquisition or Disposition	6
5.11	Vesting of Performance Shares	7
ARTICLE 6 AMENDMENT, MODIFICATION AND TERMINATION		7
6.1	Amendment, Modification and Termination	7
6.2	Termination After or During Performance Period	7
ARTICLE 7 GENERAL PROVISIONS		8
7.1	Limitation of Rights	8
7.2	Payment of Taxes	8
7.3	Notices	8
7.4	Omnibus Plan Controls	8

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SUPERIOR ESSEX INC.

LONG-TERM INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT OF PLAN

1.1           BACKGROUND.  This Long-Term Incentive Plan (the “Long-Term Incentive Plan” or the “Plan”) is a subplan of the Superior Essex Inc. Amended and Restated 2005 Incentive Plan (“Omnibus Plan”), consisting of a program for the grant of Performance Awards under Article 9 of the Omnibus Plan.  This Plan has been established and approved, and will be administered by, the Committee pursuant to the terms of the Omnibus Plan, including without limitation, Article 14 thereof.  It is intended that the Performance Awards earned under this Plan shall be Qualified Performance-Based Awards with respect to Participants who are Covered Employees, with the intent that the Performance Awards to Covered Employees will be fully deductible by the Company without regard to the limitations of Code Section 162(m).  The applicable Award limits of Section 5.4 of the Omnibus Plan shall apply with respect to this Plan.  As of the Effective Date, Section 5.4 of the Omnibus Plan provides that the maximum aggregate number of Shares underlying Awards of Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or other Stock-Based Awards (other than Options or SARs) granted in any one calendar year to any one Participant shall be 300,000.

1.2.          PURPOSE.  The purpose of this Plan is to set forth the terms for the periodic grant to eligible executives of the Company of Performance Shares representing the right to receive Shares of the Company’s common stock at the end of designated performance periods, based on the achievement of Performance Objectives over such periods.  Performance Objectives are designed to focus on overall corporate financial results that drive shareholder value.

1.3.          EFFECTIVE DATE.  This Plan was adopted by the Committee on March19, 2008 to be effective as of January 1, 2008.

ARTICLE 2

DEFINITIONS

2.1.          DEFINITIONS.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Omnibus Plan.  In addition, the following terms shall have the following meanings for purposes of this Plan, unless the context in which they are used clearly indicates that some other meaning is intended or unless a Schedule approved for any Performance Shares assigns a different meaning to such term.  Other defined terms that relate to Performance Shares granted with respect to a specific Performance Period may be set out on the applicable Schedule for that Performance Period.

Acquisition.  An acquisition (or combination of acquisitions) of a business, including a line of products.

Adjusted EBITDA.  A non-GAAP financial measure for the Company for a given year, as reflected in the Company’s year-end earnings release, or if Adjusted EBITDA is no longer reported, EBITDA.  Adjusted EBITDA is generally operating income, increased by other income (exclusive of interest income) and reduced by other expense and further adjusted as follows, without duplication and only to the extent such item is included as a component of operating income:

(1)                                  increased by depreciation and amortization,

(2)                                  increased or reduced to eliminate the effects of extraordinary items, within the meaning of GAAP,

(3)                                  increased or reduced to eliminate the effects of accounting changes implemented during the Plan Year,

(4)                                  increased or reduced to eliminate the impact of discontinued operations,

(5)                                  increased or reduced by other charges or credits that are considered to be non-recurring or special items, and

(6)                                  increased or reduced by non-cash gains, losses, income or expenses, such as non-cash compensation expense.

Adjusted EBITDA Margin.  With respect to any Performance Period, the quotient obtained by dividing (i) the quotient of Adjusted EBITDA for a Plan Year divided by Core Business Revenues for such Plan Year, by (ii) the number of years in the Performance Period.

Adjusted Operating Income.  Consolidated Company operating income, a GAAP financial measure for a given period, as reflected in the applicable Company earnings release, adjusted without duplication by charges that are considered to be non-recurring or special items.

Average Annual RONA.  With respect to any Performance Period, the quotient obtained by dividing (i) the sum of RONA for each Plan Year, by (ii) the number of years in the Performance Period.

Average Net Assets.  The average of total assets of the Company (on a consolidated basis) during a Plan Year, less: (i) cash, (ii) current liabilities other than debt, and (iii) intangible assets, as reflected on the Company’s balance sheet on December 31 immediately prior to such Plan Year and on the last day of each fiscal quarter in such Plan Year.

Core Business Revenues.  Revenues of the Company’s businesses during a Plan Year, other than the copper rod segment, as reflected in the applicable earnings release, with the copper component of revenues adjusted to $3.00 per pound COMEX value or equivalent values used by the Company for Europe and China.

Disposition.  The disposition of businesses, product lines or interests.

GAAP.  Generally accepted accounting principles for U.S. companies.

Grantee Agreement.  Any Employment Agreement or Change in Control Agreement between a Participant and the Company as may be in effect on the Grant Date of Performance

Shares hereunder.

Key Performance Objectives.  With respect to any Performance Shares and the related Performance Period, the Performance Objectives specified by the Committee which shall be used to trigger adjustments to the Performance Objectives in the event of Acquisitions as provided in Section 5.10 hereof.

Pay-Out Date.  With respect to any Performance Period, the earlier of the Scheduled Pay-Out Date or the date of the occurrence of a Change in Control.

Performance Period.  A period of two or more fiscal years of the Company over which the performance shall be determined for purposes of a given Performance Share Award.  Unless otherwise specified by the Committee, Performance Periods under the Plan shall consist of three consecutive Plan Years.

Performance Objective.  With respect to any Performance Shares, any performance objective for a given Performance Period as designated by the Committee and set forth in a Schedule.  Performance Objectives shall be based on one or more Qualified Business Criteria as set out in the Omnibus Plan.

Plan Year.  Individually, a fiscal year of the Company ended December 31, and collectively, all such fiscal years within a given Performance Period.

Pro Forma Revenues.  Core Business Revenues for a specified Plan Year, increased to reflect historic pro forma annual revenues of any Acquisition that occurs during such Plan Year to the extent not otherwise reflected in Core Business Revenues.

Return on Net Assets (RONA).  Adjusted Operating Income for the applicable Plan Year, divided by Average Net Assets for such Plan Year.

Schedule.  With respect to any Performance Shares, a written document approved by the Committee which sets forth the Performance Period, the Performance Objectives, the Key Performance Objectives and any other matters required under Section 5.4 hereof or deemed to be appropriate by the Committee.

Scheduled Pay-Out Date.  With respect to any Performance Period, March 15 of the year following the last Plan Year in the Performance Period.

Target Award.  Has the meaning described in Section 5.1.

ARTICLE 3

ADMINISTRATION

3.1.          COMMITTEE.  This Plan shall be administered by the Committee.

3.2.          AUTHORITY OF COMMITTEE.  Without limiting its authority under Article 4 of the Omnibus Plan, the Committee has the exclusive power, authority and discretion to:

(a)           Designate Participants for each Performance Period;

(b)           Establish and review Performance Objectives and weightings for different Performance Objectives for each Performance Period;

(c)           Establish Target Awards for Participants for each Performance Period;

(d)           Determine whether and to what extent Performance Objectives were achieved for each Performance Period;

(e)           Increase the Performance Objectives or decrease the number of Shares otherwise payable to any Participant resulting from the achievement of financial Performance Objectives in any Performance Period, if the Committee determines that the Performance Objectives would result in payouts that would be disproportionate to the Company’s performance or other extraordinary circumstances merit a reduction in the amounts earned;

(f)            Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer this Plan;

(g)           Make all other decisions and determinations that may be required under this Plan or as the Committee deems necessary or advisable to administer this Plan; and

(h)           Amend this Plan as provided herein.

3.3.          DECISIONS BINDING.  The Committee’s interpretation of this Plan and all decisions and determinations by the Committee with respect to this Plan are final, binding, and conclusive on all parties.

ARTICLE 4

ELIGIBILITY

4.1.          ELIGIBILITY.  Participants must be employees of the Company.  Until the Committee determines otherwise, it is anticipated that participation will be limited to officers of the Company or its Affiliates.

ARTICLE 5

OPERATION OF THE PLAN

5.1.          PLAN STRUCTURE.  The Plan provides the underlying terms for Performance Shares granted to executive officers of the Company or other eligible participants under the Omnibus Plan.  Performance Shares are performance-based restricted stock units that represent the right to receive Shares of the Company’s Stock at the end of a designated Performance Period, based on the degree to which designated Performance Objectives are achieved.  Performance Objectives for each Performance Period will be set forth in a Schedule approved by the Committee.

5.2.          DESIGNATION OF PARTICIPANTS.  Within the first 90 days of any Performance Period, the Committee shall approve the names of Covered Employees for that Performance Period.  The Committee may delegate to the Chief Executive Officer the ability to designate Participants who are not Covered Employees.  The Committee will notify or cause Participants to be notified of their eligibility to participate, and the terms thereof, in writing.

5.3.          ESTABLISHMENT OF TARGET AWARDS.  Awards under the Plan are expressed as a target number of Performance Shares, which represents the number of Shares that will be earned at the end of the Performance Period if all of the Performance Objectives are earned at the “target” level of achievement (“Target Award”).  The actual number of Shares that may be earned can vary from 0% to 200% of the Target Award, depending on the level of achievement of Performance Objectives and depending on whether the Committee exercises its discretion to reduce a resulting pay-out as provided herein or in a relevant Schedule.  Within the first 90 days of any Performance Period, the Committee shall approve the Target Award for each Participant who is a Covered Employee.  Each Participant’s Target Award will be communicated in writing to the Participant.

5.4.          PERFORMANCE OBJECTIVES.  Within the first 90 days of any Performance Period, the Committee shall approve the Performance Objectives for the Performance Period and set forth such Performance Objectives in a Schedule.  The Schedule shall provide a description of the Performance Objectives and their respective weightings, if applicable, and any other information that is relevant to the formula the Committee will use to determine the number of Shares to be granted at the end of the Performance Period, based on the level of achievement of Performance Objectives.

5.5.          CREDITING, VESTING AND SETTLEMENT OF PERFORMANCE SHARES.  The maximum number of Performance Shares that a Participant may earn shall be credited at the time of grant to a bookkeeping account on behalf of the Participant.  The Performance Shares will vest and will be converted to actual Shares of Stock (one Share per vested Performance Share) on the dates and to the extent set forth in the applicable Schedule.  Vested Performance Shares will be registered on the books of the Company in the Participant’s name on the earlier of the Scheduled Pay-Out Date or the date of the occurrence of a Change in Control (whichever is applicable, the “Pay-Out Date”), and will be delivered to the Participant as soon as practical thereafter, in certificated or uncertificated form, as the Participant shall direct.

5.6.          DETERMINATION OF PERFORMANCE. The Committee shall, as soon as practicable after the end of a Performance Period certify the Company’s performance against the Performance Objectives, but not later than March 15 of the year following the last Plan Year in the Performance Period.

5.7.          NO DIVIDEND EQUIVALENTS.  Prior to the Pay-Out Date, the Participant shall have no rights to cash dividends or other cash distributions paid with respect to Performance Shares.

5.8.          TERMINATION OF EMPLOYMENT.  If the Participant’s employment terminates prior to the end of a Performance Period for any reason other than as set forth in the applicable Schedule or in Section 5.11, the Participant shall forfeit all right, title and interest in and to the Performance Shares as of the date of such termination.  In addition, the Participant shall have no rights to any Performance Shares that fail to vest in accordance with the terms of the Plan.

5.9.          RECOUPMENT POLICY.  Shares earned hereunder with respect to Performance Shares awarded in 2008 or later to Covered Employees are subject to recoupment pursuant to the terms of that certain Incentive Compensation Recoupment Policy adopted by the Committee on March 6, 2008, or any replacement policy or policies adopted by the Board or the Committee setting forth standards for seeking the return (recoupment) from executive officers of incentive payments if such payments were inflated due to financial results that are later restated; provided that any such replacement policy that would have a material adverse affect on a Participant shall only be effective prospectively.

5.10         EFFECT OF ACQUISITION OR DISPOSITION.  If prior to the end of a Performance Period, the Company engages in a Disposition or Acquisition, the following shall occur (the “Automatic Adjustments”):

(a)           In the case of a Disposition, each Performance Objective shall be adjusted, effective as of the date of the Disposition, by eliminating from the original Performance Objectives the plan business results and net assets relating to the disposed business or assets for the remainder of the Performance Period.

(b)           In the case of an Acquisition that would result in a reduction in the Company’s performance under a Key Performance Objective for the remainder of the Performance Period, the Performance Objectives shall be reduced, effective as of the date of the Acquisition, for the effect of such Acquisition for the remainder of the Performance Period.

Notwithstanding the Automatic Adjustments, if an Acquisition or Disposition occurs, the Committee may, in its sole discretion, increase the applicable Performance Objectives, so that as adjusted, the difficulty in attaining such Performance Objectives is increased, or reduce the percentage pay-out, as a result of such Acquisition or Disposition.

5.11         VESTING OF PERFORMANCE SHARES.  Except as may be provided in a Schedule with respect to a Performance Award, Performance Shares will vest and will be converted to actual Shares of Stock (one Share per vested Performance Share) on the dates and to the extent set forth below:

(a)           On the Scheduled Pay-Out Date, as to the number of Shares earned based on the achievement of Performance Objectives as provided on the applicable Schedule for the Performance Award.

(b)           On the date of a Change in Control, if any, that occurs on or prior to the Scheduled Pay-Out Date, as to the number of Shares determined by the Committee between the Target Award and the maximum award, subject to the provisions of the Grantee Agreement.

(c)           On the Scheduled Pay-Out Date, if the Participant’s employment is terminated due to death, Disability, Retirement, the Participant’s resignation for “Good Reason” (as defined in the Grantee Agreement) or termination by the Company without “Cause” (as defined in the Grantee Agreement) prior to the end of the Performance Period, as to the number of Shares that would have been earned if the Participant had remained employed through the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of days lapsed since the beginning of the Performance Period and the date of such event, and the denominator of which is the number of days in the Performance Period.

If a Participant’s employment is terminated for any reason between the end of the Performance Period and the Scheduled Pay-Out Date, the Performance Shares shall be converted to actual Shares of Stock on the Scheduled Pay-Out Date and be transferred to the Participant as if the Participant remained employed on the Scheduled Pay-Out Date.

ARTICLE 6

AMENDMENT, MODIFICATION AND TERMINATION

6.1.          AMENDMENT, MODIFICATION AND TERMINATION.  The Committee may, at any time and from time to time, amend, modify or terminate this Plan.  The Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations, including without limitation Code Section 162(m).

6.2.          TERMINATION AFTER OR DURING PERFORMANCE PERIOD.  Termination of this Plan after the end of a Performance Period but before the Scheduled Pay-Out Date will not reduce Participants’ rights to receive and vested Shares for the Performance Period.  Termination or amendment of this Plan during a Performance Period shall not affect outstanding Performance Awards except as permitted under the terms of the Omnibus Plan.

ARTICLE 7

GENERAL PROVISIONS

7.1.          LIMITATION OF RIGHTS.  The Plan does not confer to the Participant or the Participant’s Beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares of Stock are in fact registered in such person’s name on the Pay-Out Date.  Prior to the Pay-Out Date, no right or interest of the Participant in Performance Shares may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of the Participant to any other party other than the Company or an Affiliate.  Prior to the Pay-Out Date, Performance Shares may not be sold, assigned, transferred or otherwise disposed of by the Participant other than by will or the laws of descent and distribution.

7.2.          PAYMENT OF TAXES.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  A Participant shall, no later than the date as of which any amount related to his or her Performance Shares first becomes includable in the Participant’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Company regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount.  By adopting this Plan, the Committee hereby approves the Participant’s surrender to the Company of a number of Shares earned under a Performance Share award (or the withholding of such Shares) as necessary to pay the minimum applicable withholding tax obligation, and by accepting an award of Performance Shares hereunder, the Participant consents to such method of tax withholding if requested by the Company.  The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

7.3.          NOTICES.  Notices and communications under the Plan must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Superior Essex Inc., 150 Interstate North Parkway, Atlanta, Georgia 30339; Attention: Corporate Secretary, or any other address designated by the Company with notice to the Participant.  Notices to a Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.

7.4           OMNIBUS PLAN CONTROLS.  This Plan is adopted pursuant to and shall be governed by and construed in accordance with the Omnibus Plan.  Performance Shares granted hereunder shall be subject to all the terms, conditions and provisions of the Omnibus Plan and to such rules, regulations and interpretations relating to the Omnibus Plan as may be adopted by the Committee and as may be in effect from time to time.  The Omnibus Plan and applicable provisions of any Grantee Agreement are incorporated herein by reference.  If and to the extent that the provisions of this Plan conflict or are inconsistent with the terms, conditions and provisions of the Omnibus Plan or such Grantee Agreement, if any, the Omnibus Plan and such Grantee Agreement shall control, provided that to the extent the Omnibus Plan provides the

Committee with discretion to determine the terms of Performance Shares, the exercise of such discretion shall not be considered to be inconsistent with the terms of the Plan.

The foregoing is hereby acknowledged as being the Superior Essex Inc. 2008 Long-Term Incentive Plan as adopted by the Committee on March19, 2008, to be effective as of January 1, 2008.

SUPERIOR ESSEX INC.

/s/ Barbara L. Blackford
Barbara L. Blackford
Executive Vice President,
General Counsel and Corporate Secretary